PROSPECTUS SUPPLEMENT (To Prospectus dated November 14, 2005)	Filed Pursuant to Rule 424 (b)(5) File No. 333-129166

9,101,912 Shares

and Warrants to Purchase 3,640,762 Shares

Common Stock

We are offering up to 9,101,912 shares of our common stock and warrants to purchase up to 3,640,762 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of those warrants). In connection with this offering, we will pay fees to the placement agents. Purchasers will receive warrants to purchase 0.4 shares of common stock at an exercise price of $2.05 per share for each share of common stock they purchase in this offering. The shares of common stock and warrants will be purchased at the negotiated price of $1.83 per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. See “Plan of Distribution” beginning on page S-18 of this prospectus supplement for more information regarding these arrangements.

Our common stock is quoted on the Nasdaq National Market under the symbol “GTCB.” On December 7, 2005, the last reported sales price of our common stock on the Nasdaq National Market was $1.80 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “ Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and/or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Maximum Offering
Public offering price	$1.83	$16,656,499
Placement agents’ fee	$0.12	$1,082,672
Proceeds, before expenses, to us	$1.71	$15,573,827

We estimate the total expenses of this offering, excluding the placement agents’ fee, will be approximately $100,000. The placement agents are not required to sell any specific number or dollar amount of the shares of common stock and warrants offered by this offering, but will use their best efforts to sell the shares of common stock and warrants offered. Pursuant to an escrow agreement between us, the placement agents and an escrow agent, a portion of the funds received in payment for the shares and warrants sold in this offering will be wired to an interest bearing escrow account and held until we and the lead placement agent notify the escrow agent that the offering has closed and indicating the date on which the shares and warrants are to be delivered to the purchasers and the proceeds are to be delivered to us. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agents’ fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth above.

SG Cowen & Co.	Rodman & Renshaw

December 7, 2005

The purpose of this prospectus supplement is to provide supplemental information regarding GTC Biotherapeutics, Inc. in connection with this offering. You should read this prospectus supplement, along with the accompanying base prospectus, carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement adds, updates and changes information contained in the accompanying base prospectus.

You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement or the accompanying base prospectus. We are offering the common stock only in jurisdictions where such offers are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. Each time we sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was declared effective by the SEC on November 14, 2005. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock and warrants being offered, the risks of investing in our common stock and the placement arrangements. The accompanying base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus together with the additional information about GTC Biotherapeutics, Inc. to which we refer you in the section of the accompanying base prospectus entitled “Where You Can Find More Information.”

The following summary does not contain all the information about GTC Biotherapeutics, Inc. that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be a part of this prospectus supplement.

GTC Biotherapeutics, Inc.

We are a leader in the development, production and commercialization of human therapeutic proteins in the milk of animals. Using a process known as transgenics, we insert protein-specific DNA into an animal to enable it to produce that specific protein in its milk. The protein is then purified from the milk to obtain the therapeutic product, which is typically administered by injection.

We currently have five internal programs in active development. In addition to our lead program for recombinant human antithrombin, which will be sold under the brand name ATryn® once regulatory approval is obtained, we have programs for a recombinant human alpha 1 antitrypsin, a recombinant human albumin, known as rhA, a malaria vaccine using one of the malaria parasite’s surface proteins known as MSP-1 as an antigen, and an antibody to CD-137 licensed from the Mayo Clinic. Four of these programs involve proteins that are difficult to express with conventional production methods.

Our external programs use our intellectual property and technology platform to develop transgenic production of a partner’s proprietary protein. External programs generate current revenue through research funding, achievement of milestones and production of product. These programs provide us the opportunity for long-term product revenues as a result of serving as the clinical and commercial manufacturing partner for the program product. One of the external programs is in clinical trials with a transgenically produced product.

Our principal executive offices are located at 175 Crossing Boulevard, Framingham, Massachusetts 01702, and our telephone number is (508) 620-9700.

The Offering

Common stock offered by GTC Biotherapeutics, Inc.	9,101,912 shares

Warrants to purchase common stock offered by GTC	3,640,762 shares

Common stock to be outstanding after this offering	60,609,507 shares

Use of proceeds	For general corporate purposes, including support of GTC’s product development and clinical programs.

Warrant terms	The warrants will not be exercisable until 6 months after closing and will be exercisable at a price of $2.05 per share of common stock.

Nasdaq National Market Symbol	GTCB

The number of shares of common stock to be outstanding after this offering is based on 51,507,595 shares outstanding on December 1, 2005. It excludes:

•	3,640,762 shares of common stock issuable upon exercise of the warrants, with an exercise price of $2.05 per share, which are being offered by this prospectus supplement;

•	4,414,873 shares of common stock issuable upon exercise of options outstanding as of December 1, 2005, of which approximately 3,068,735 shares are exercisable, under our 1993 Equity Incentive Plan and 2002 Equity Incentive Plan at a weighted average exercise price of $5.9329 per share;

•	2,660,057 shares of common stock available for future grants under our stock option plans;

•	344,979 shares of common stock available for sale under our 2003 Employee Stock Purchase Plan;

•	1,354,333 shares of common stock issuable upon the exercise of warrants that are outstanding on December 1, 2005, all of which are exercisable at prices ranging from $2.68 to $8.75 per share; and

•	1,828,573 shares of common stock issuable upon exercise of warrants that are outstanding on December 1, 2005, which are not exercisable until February 10, 2006.

RISK FACTORS

This offering involves a high degree of risk. Before you invest in our common stock, you should carefully read and consider the risk factors described below in this section and the risks described in the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus. The risks set forth below in this prospectus supplement replace and supersede in their entirety the “Risk Factors” beginning on page 3 of the accompanying base prospectus. If any of these risks actually occur, our business, operating results or financial condition would likely be harmed. This could cause the trading price of our stock to decline, and you could lose all or part of your investment.

Risks Related to Our Business

We expect to incur future operating losses and may never become profitable.

We have had operating losses since our inception, and we expect losses to continue for the next several years. From our inception in 1993 to October 2, 2005, we have incurred cumulative losses of approximately $201.5 million. These losses have resulted principally from the costs of our research and development activities and losses from our discontinued operations. Our net losses for fiscal years ended 2002, 2003, and 2004 and for the nine months ended October 2, 2005, have been $24.3 million, $29.5 million, $29.5 million, and $21.8 million, respectively. We expect to continue incurring significant operating losses for at least the next several years. We may never receive material revenues from product sales or become profitable.

We depend on collaboration agreements for our current revenue.

Our revenues and business strategy depend largely on our entering into additional development and marketing agreements with third parties, including development programs for our own therapeutic compounds. We may not be able to establish these agreements on commercially acceptable terms, if at all, depending on the market position of our technology and our compounds. The willingness of potential collaborators to enter into agreements with us depends on factors such as the perceived technological or economic advantages of transgenic production and our ability to structure a mutually acceptable collaboration arrangement. In the case of our own programs for development of proteins proprietary to us, known as internal programs, the attractiveness of each program’s commercial potential or other advantages the program offers the partner will also affect our ability to obtain collaborators. Even if we enter into development agreements, the collaborations may ultimately be unsuccessful, our partners could terminate the agreements or the agreements could expire before meaningful developmental milestones are reached. The failure of any significant number of these collaborations could have a material adverse effect on our business.

The majority of our collaborations have been external programs that involve proteins proprietary to our partners. Much of the continuing revenue, if any, that we may receive under these collaborations will depend upon our partners’ willingness and ability to successfully develop and commercially introduce, market and sell the version of the collaborator’s product derived from our transgenic production systems. Our partners may choose competitive production technologies or competitive products outside of their collaborations with us, which could have a material adverse effect on our business.

To date, the scope of our external collaboration programs have generally been limited to transgenically producing quantities of targeted proteins. These initial development projects may not successfully produce the desired protein quantities or lead to collaboration agreements to commercially produce any proteins. The success of any collaboration ultimately will be dependent upon our collaborator deciding to seek regulatory approval and to market our transgenically produced version of their product or to invest in a transgenically produced product that we have developed. Depending upon the terms of any future collaborations, our role in the collaboration will often be limited to the production aspects of the proteins. As a result, we may also be dependent on collaborators for other aspects of the development of any transgenically produced product, including preclinical and clinical testing and regulatory approval, and marketing and distribution.

We face uncertainty in raising additional funds for our operations.

In order to develop and bring our transgenically produced products to market, we and our collaboration partners must commit substantial resources to costly and time-consuming research, preclinical testing and clinical trials. As of October 2, 2005, we had 11.9 million in cash and cash equivalents and $8.6 million in marketable securities, which were offset in part by our $15.7 million in current liabilities. On August 10, 2005, we sold 4.57 million shares of common stock to obtain approximately $7.4 million of net proceeds in a private placement that also included warrants to purchase approximately 1.8 million additional shares of common stock at an exercise price of $2.68 per share. These warrants may not be exercised prior to February 10, 2006. The exercise price of these warrants is subject to adjustment. See “We have obligations to issue shares of common stock in the future that will dilute your ownership interest and may adversely affect our stock price” below. We expect our current cash resources and partnering revenue opportunities to be sufficient to fund operations into the second half of 2006. Our projected revenue and cash use depends upon attracting additional partnering revenues from existing and additional collaborations for both internal and external programs. If we do not substantially achieve our revenue projections, we could be forced to delay, scale back or eliminate one or more of our research and development programs.

Our cash requirements may vary materially from those now planned, depending upon the results of research and development, competitive and technological advances, the terms of future collaborations, regulatory requirements and other factors. If our business does not become profitable before we exhaust existing resources, we will need to obtain additional financing, through public or private sources, including debt or equity financing, or through collaborative or other arrangements with corporate partners. Depending on the state of the capital markets, interest rates, our financial profile and other factors at that time, we may not be able to obtain adequate funds on acceptable terms when needed. If we raise capital through the sale of equity, or securities convertible into equity, existing shareholders’ proportionate ownership in us will be reduced. If we cannot obtain financing, we could be forced to delay, scale back or eliminate some of our research and development programs.

Transgenic technology is in a relatively early stage.

Developing products based on transgenic technology is subject to significant technological risks. Most of our transgenically produced products are in the early development stage. Each DNA construct is unique and it is possible that it might not be expressed in the transgenic animal’s milk at a level that is commercially viable. Purifying the recombinant protein out of the milk to use as a biotherapeutic may be too difficult to be commercially feasible. In addition, production of the recombinant protein may have negative effects on the health of either the mammary gland or more systematically on the animal as a whole. This would compromise the ability of the animal to produce the recombinant protein. Directing the mammary gland to produce additional proteins in the milk could negatively affect lactation, thereby shutting down milk production. The mammary gland may also modify a protein in such a manner that it is non-functional or harmful to human subjects. It is also possible that there may be disease agents present in goats or cows that would prevent the use of products derived from these animals. If an as yet unknown disease was identified that could not be effectively mitigated, government agencies may confiscate or destroy the animals, or prevent the utilization of their milk. Any of these governmental actions would prevent the use of the recombinant proteins.

To our knowledge, no other entity has completed human clinical trials necessary to receive marketing authorization in the United States or Europe for any protein produced in the milk of transgenic animals. Until European regulatory authorities approve our application for marketing authorization of ATryn® in Europe, we will not have confirmation that our ATryn® trials are sufficient for approval in Europe. If we are unable to complete all clinical trials that may be required, or if a transgenically produced protein is not proved to be safe or effective to the satisfaction of regulatory authorities, it would have a material adverse effect on our business and operations. In addition, it is possible that research and discoveries by others could render our transgenic technology obsolete or noncompetitive as a method of production for protein-based therapeutic products.

If clinical trials of any of our transgenically produced products are unsuccessful or delayed, we would be unable to meet our anticipated development timeline, which could cause our stock price to decline.

We and our collaborators must demonstrate through preclinical and clinical trials that our transgenically produced products are safe and effective for use in humans. Clinical trials are expensive and may take several years.

Several factors could prevent or delay completion of these trials, including an inability to enroll the required number of patients or demonstrate adequately the safety or efficacy of the product for humans. If safety concerns develop, regulatory authorities could stop or delay our trials. Furthermore, the results from early clinical trials are often not predictive of results in later clinical trials.

We cannot market and sell our transgenically produced products in the United States or in other countries if we fail to obtain the necessary regulatory approvals.

Before we can sell any transgenically produced drug or biological products that we or our collaborators develop, we must receive regulatory approvals from federal, state and local governmental authorities, including the United States Food and Drug Administration, or FDA, and similar agencies in other countries, such as the European Medicines Agency, or EMEA, in Europe. To date, none of our transgenically produced products have been approved for sale in the United States or any foreign country. Moreover, to our knowledge, no therapeutic protein produced in the milk of a transgenic animal has been submitted to the FDA or, except for our submission of ATryn® to the EMEA in January 2004, to any other regulatory agency for final regulatory approval. Obtaining required regulatory approvals for our transgenically produced products may take several years to complete and is expensive and uncertain. It is possible that the FDA or any other regulatory authority may not act quickly or favorably on our requests for approval or will require us to provide additional data that we do not currently anticipate. For example, the FDA may impose restrictions and demands on our clinical trials that require additional resources and result in longer delays than we anticipate. In addition, the FDA may require us to conduct further clinical trials and post-marketing testing and surveillance to monitor the effects of approved products. The FDA or other regulatory authorities may also place conditions on approval that could restrict the commercial applications of such products.

Failure to comply with extensive FDA or similar regulations may result in delay, suspension or cancellation of a trial or a regulatory authority’s refusal to accept test results. Regulatory authorities may have varying interpretations of our pre-clinical and clinical trial data, which could delay, limit or prevent regulatory approval or clearance. Because transgenically produced products represent novel therapeutic products, the process for regulatory approval is unproven. There may be additional delays in regulatory approval due to issues arising from the breeding of transgenic animals and the use of proteins derived from them. Any delays or difficulties in obtaining regulatory approval or clearance for transgenically produced products may:

•	adversely affect the marketing of any transgenically produced products we or our collaborators develop;

•	impose significant additional costs on us or our collaborators;

•	diminish any competitive advantages that we or our collaborators may attain; and

•	limit our ability to receive royalties and generate revenue and profits.

If we do not receive regulatory approvals for our transgenically produced products in a timely manner, we will not be able to commercialize our products, or their commercialization may be limited or delayed and, therefore, our business and stock price will suffer.

Even if we receive regulatory approval for our transgenically produced products, the FDA or similar agencies in other countries may impose limitations on the indicated uses for which our products may be marketed. These limitations could reduce the size of the potential market for a product. Failure to comply with applicable FDA and other regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew our marketing applications and criminal prosecution.

We filed an investigational new drug application, or IND, with the FDA in 2003 for clinical development of ATryn® in the hereditary deficiency, or HD, indication. In April 2005, we received authorization from the FDA to begin a further clinical trial of ATryn® under an amended version of our IND. If we are able to conduct this study successfully and on schedule, we currently anticipate filing a Biologics License Application for ATryn® for the HD indication in the United States no earlier than 2006. Delays in completing our current ATryn® trial or in obtaining FDA approval of ATryn® could cause substantial delays in the commercialization of ATryn® in the United States and adversely affect our business and stock price.

Any transgenically produced products for which we obtain regulatory approval will be subject to continuing review and extensive regulatory requirements, which could affect their manufacture and marketing.

If and when the FDA or other foreign agencies approve any of our transgenically produced products under development, the manufacture and marketing of these products will be subject to continuing regulation and product approvals may be withdrawn if problems occur after initial approval. Post-approval regulation includes compliance with current Quality Systems Regulations and Good Manufacturing Practices, known as QSR/GMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. We will also be required to obtain additional approvals for any significant alterations in the product’s labeling or manufacturing process. Enforcement actions resulting from failure to comply with QSR/GMP requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and affect the manufacture and marketing of our transgenically produced products. The FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements and the occurrence of unanticipated problems with products following approval. Any of these withdrawals could adversely affect our operating results.

We have limited manufacturing capability and may rely on third party contract manufacturers to purify and formulate our transgenically produced products.

We have the capability to purify pre-clinical and clinical trial quantities of our transgenically produced products. Our current capacity allows us to purify products for clinical trials, up to and including Phase II. We also rely upon third party manufacturers to purify and formulate significant pre-clinical, clinical and commercial quantities of our transgenically produced products. We will depend on these third party manufacturers to perform their obligations in a timely manner and in accordance with applicable government regulations in order to conduct our clinical trials or commercialize any of our products. In addition, there are very few third party manufacturers that have sufficient production capacity to manufacture all of our products either for our clinical trials or on a commercial scale. Our third party manufacturers may encounter difficulties, including problems involving:

•	inconsistent production yields;

•	poor quality control and assurance or inadequate process controls;

•	lack of compliance with FDA, EMEA and other regulations; and

•	high production costs.

These contract manufacturers may not be able to manufacture our products at a cost or in quantities necessary to make them commercially viable. If we are unable to enter into agreements with additional manufacturers on commercially reasonable terms, or if there is poor performance on the part of our third party manufacturers, we may not be able to complete development of, or market, our transgenically produced products.

We have entered into contracts with Cambrex Bio Science MA, Inc. for large scale purification and with Medimmune (Holland) for fill/finish services of our lead product, ATryn®. Both contracts have a five-year, renewable term, which will expire in 2007 if not renewed. Although we have identified possible alternative suppliers with respect to these services for this product, interruptions in these services and the process of changing to an alternative manufacturer could have a material adverse effect on our timely ability to manufacture bulk delivery of ATryn® for delivery to our collaborators or to market distribution after regulatory approval.

Transgenically produced products may never become commercially successful.

Even if our transgenically produced products are successfully developed and approved by the FDA and foreign regulatory agencies, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•	limited market acceptance among patients, physicians, medical centers and third party payors;

•	our inability to access a sales force capable of marketing the product, either through a third party contract sales force or by establishing our own internal sales force;

•	our inability to supply a sufficient amount of product to meet market demand;

•	the number and relative efficacy of competitive products that may subsequently enter the market; and

•	for a transgenically produced product designed to replace or supplement currently marketed non-transgenically produced products, the relative risk-benefit profile and cost-effectiveness of the transgenically produced product.

In addition, it is possible that we or our collaborative partners will be unsuccessful in developing, marketing or implementing a commercialization strategy for any transgenically produced products.

Our business may fail due to intense competition in our industry.

The industry in which we operate is highly competitive and may become even more so. Some of our competitors have greater financial and human resources and more experience in research and development than we have. We will need to continue to devote substantial efforts and expense in research and development to maintain a competitive position for our transgenic production technology and potential product offerings. It is also possible that others will develop alternative technologies or products that will render our proposed products or technologies obsolete. We may encounter significant competition for our protein development and production contracts from other companies. In addition, our potential transgenic production capabilities may face significant competition from biological products manufactured in cell culture or by other traditional protein production methods. Our business will also compete against other companies whose business is dedicated to offering transgenic production and with prospective customers or collaborators who decide to pursue such transgenic production internally. Competitors that complete clinical trials, obtain regulatory approvals and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

Pharming Group N.V. and BioProtein Technologies are other companies known to us that are extensively engaged in the application of transgenic technology in mammals for the production of proteins for therapeutic use in humans. Pharming, based in the Netherlands, is primarily engaged in the development of recombinant proteins in the milk of transgenic cows and rabbits. Pharming reports that it has one product in clinical development that is in Phase III studies in the United States. BioProtein Technologies is a contract manufacturing organization specializing in the production of human therapeutic proteins and vaccines in the milk of transgenic rabbits also under a technology license agreement. There are also other companies seeking to develop transgenic technology in animals and in plants, which may be competitive with our technology with respect to our patents and proprietary rights as discussed further below.

For ATryn®, a number of companies internationally produce and market antithrombin from the fractionation of human plasma. CSL has approximately a 40% share of this market worldwide, but is not approved for sale in the U.S. Talecris Biotherapeutics, which purchased Bayer’s plasma business, is the only company that has commercially available fractionated antithrombin material that is approved for sale in the U.S., which sales represent only about 1% of the worldwide market.

There are a number of companies worldwide that produce and market human serum albumin from the fractionation of human plasma, including Talecris, CSL and Baxter. We are aware of two companies internationally that are developing recombinant forms of human serum albumin derived from yeast cultures. One company, Aventis, is developing its recombinant albumin product for the excipient market. The other lead company is Yoshitomi (formerly Green Cross Corporation) which has been active in developing human albumin through genetic manipulation of Pichia pastorisis (better known as yeast) on a commercial scale for use in Japan and other parts of Asia.

We may face public concerns about genetic engineering in animals.

Our activities involve genetic engineering in animals. The success of our potential commercial products will depend in part on public acceptance of the use of genetic engineering. Public attitudes may be influenced by claims that these types of activities are unsafe and our products may not gain the acceptance of the public or the medical community. Negative public reaction to genetic engineering activities in general could result in greater restrictive legislation and regulations involving nuclear transfer and other methodologies which could impede our ability to conduct our business efficiently, delay preclinical studies or future clinical trials, or prevent us or our partners from obtaining regulatory approvals or commercializing transgenically produced products.

We depend on patents and proprietary rights that may fail to protect our business.

Our success will partly depend on our ability to obtain and maintain patent or other proprietary protection for our technologies, products and processes such as:

•	compositions of matter or processes;

•	processes developed by our employees; or

•	uses of compositions of matter discovered through our technology.

We may not be able to obtain the necessary proprietary protection. Our success will also depend on our ability to operate without infringing the proprietary rights of other parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology company is highly uncertain and involves complex legal and factual questions.

We hold 18 issued or allowed U.S. patents and 111 corresponding foreign patents. Our patents generally expire between 2013 and 2019, with the most significant patent expiring in 2015. Of our patents expiring in 2015, two relate to ATryn®, our lead program. One in-licensed European patent, pertaining to transgenic animals secreting proteins in milk, expires in 2006. In accordance with ongoing research and development efforts, we have 51 pending U.S. patent applications and 159 corresponding foreign applications covering relevant and newly developed portions of our transgenic technology. Several of these pending applications are included in various cross-licensing or out-licensing arrangements with other companies that in turn provide access to their proprietary technologies. Specifically we have cross-licensed our proprietary technology for the production of proteins in milk to Pharming B.V. Recently issued U.S. patents provide claim coverage for protein purification from the milk of transgenic animals, the production of monoclonal and assembled antibodies at commercial levels in the milk of transgenic mammals, the production of recombinant antithrombin in the milk of transgenic goats and the production of Prolactin in the milk of transgenic animals. We cannot be certain that we will receive issued patents based on pending or future applications. Our issued patents may not contain claims sufficiently broad to protect us against competitors with similar technology. Additionally, our patents, our partners’ patents and patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

We may have to initiate arbitration or litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace. Advanced Cell Technologies, Inc., or ACT, has announced that the Board of Patent Appeals and Interferences of the U.S. Patent Office has entered a judgment in an interference proceeding in favor of a patent application of Geron Corporation against ACT on all counts as to the priority of ACT’s U.S. Patent No. 5,945,577, which we license from ACT. ACT has appealed that decision in a proceeding in U.S. District Court, during which proceeding we believe that we may continue to rely on the validity of the disputed patent. Until the final resolution of this dispute, the Geron application will not affect GTC’s freedom to operate with respect to the claims involved in the dispute. If the proceeding is ultimately resolved in favor of Geron, this could adversely affect our ability to conduct nuclear transfer after the date of such determination. While we have also licensed nuclear transfer technology from Pharming, we do not know at this time what impact, if any, this proceeding involving ACT may ultimately have on our ability to practice nuclear transfer for the production of animals expressing therapeutic proteins in their milk. Our principal product, ATryn®, does not utilize this technology.

We rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including having our employees, consultants and some contractors execute confidentiality agreements. These agreements could be breached. If so, it is possible that our remedies for a given breach might be inadequate. It is also possible that competitors emerge who could independently develop or discover our trade secrets or that the trade secrets could otherwise become known.

Recovery from any catastrophic event may not be adequate.

While we have measures in place to minimize and recover from catastrophic events that may substantially destroy our animal herd(s), these measures may not be adequate to recover our production processes quickly enough to support critical timelines, collaborator needs or market demands. These catastrophic events may include animal diseases that breach our biosecurity measures or weather events such as tornadoes, earthquakes or fires. In addition, these catastrophic events may render some or all of the products at the affected facilities unusable.

Successful commercialization of our products will depend on obtaining coverage and reimbursement for use of the products from third-party payors.

Sales of pharmaceutical products depend largely on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. It is possible that third party payors will not reimburse sales of our transgenically produced products. Reimbursement by third party payors depends on a number of factors, including the payor’s determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. Reimbursement in the United States or foreign countries may not be available or maintained for any of our products. If we do not obtain approvals for adequate third party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our or our partners’ investment in product development. Any limits on reimbursement available from third party payors may reduce the demand for, or negatively affect the price of, our or our partners’ products. Without the financial support of the government or third party insurers, the market for transgenically produced products will be limited.

The U.S. federal government and private insurers are continually working on ways to contain health care costs, particularly by limiting both coverage and the level of reimbursement for new therapeutic products. The government or private insurers may institute future price controls and other cost-containment measures on Medicare, Medicaid and other health care insurance spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we or our partners succeed in bringing transgenically produced products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

Our ability to negotiate with potential marketing partners may be limited.

If we choose to commercialize ATryn® with a marketing partner outside of Asia, Genzyme Corporation has an exclusive first right of negotiation for commercialization rights. This right is triggered on an indication-by-indication basis at such time as we apply for marketing approval with a regulatory authority. This right does not apply if we have already entered into a collaboration or other agreement with a prospective research, development and marketing partner prior to such regulatory submission. For example, the right also does not apply to commercialization rights in Europe, Canada or the Middle East for any indication because those rights are subject to our licensing and supply agreement entered into with LEO Pharma in October 2005.

The manufacture and sale of our products may expose us to product liability claims for which we could have substantial liability.

We face an inherent risk of product liability exposure related to testing of our transgenically produced products in human clinical trials and will face even greater risks when we commercialize our products. An individual may bring a product liability claim against us if one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use, even if the product involved is granted regulatory authorization for commercial sale. We do not maintain product liability insurance, although we do have product liability insurance in place for the clinical trials conducted to support our Marketing Authorization Application or filing with the EMEA for our ATryn® program under an insurance policy arrangement with Genzyme Corporation and we have obtained product liability coverage for the clinical trials to be conducted to support a filing for marketing approval of ATryn® with the FDA through our own policies. It is possible that our insurance coverage will not be sufficient to cover any claim. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms or at all;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications; and

•	the diversion of management’s attention from managing our business.

Qualified managerial and scientific personnel are scarce in our industry.

We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations. We have employment agreements with our executive officers, but these agreements do not guarantee that they will remain employed with us in the future. If we lose an executive officer, or a significant number of our staff, or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or impaired. We do not carry key man insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal controls over financial reporting. Among other things, we must perform systems and process evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to audit, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. These requirements were effective for the first time for our fiscal year ended January 2, 2005. In connection with our Section 404 compliance efforts, we have incurred or expended, and expect to continue to incur or expend, substantial accounting and other expenses and significant management time and resources. Any subsequent assessment by us or our independent registered public accounting firm may reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in subsequent periodic reports filed with the Securities and Exchange Commission, or SEC. Disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, these deficiencies may negatively impact our business and operations.

Risks Related to Our Common Stock

Genzyme’s significant ownership interest in us could give it significant influence over matters requiring shareholder approval.

Genzyme is our largest single shareholder, beneficially owning 5,298,243 shares or approximately 10% of our outstanding common stock at December 1, 2005, assuming the exercise of all of its 373,324 currently exercisable common stock purchase warrants with exercise prices ranging from $6.30 to $4.88. As a 10% shareholder, Genzyme’s ownership interest could give it significant influence if it were to oppose matters requiring our shareholders’ approval, including electing directors, adopting or amending provisions of our charter or by-laws and approving or preventing some mergers or similar transactions, such as a sale of substantially all of our assets, or transactions that could give our shareholders the opportunity to realize a premium over the market price of their shares.

We have obligations to issue shares of common stock in the future that will dilute your ownership interest and may adversely affect our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect our common stock’s market price. As of December 1, 2005, there were 51,507,595 shares of our common stock outstanding. As of December 1, 2005, options to purchase an aggregate of 4,414,873 shares of common stock at varying exercise prices were outstanding; of this total, options to purchase 3,068,735 shares were immediately exercisable and these shares could be immediately resold into the public market. As of December 1, 2005, Genzyme held 4,924,919 shares of our common stock which could be sold into the public markets under Rule 144 of the Securities Act. Genzyme is also entitled to registration rights with respect to some of these shares. An additional 373,324 shares of our common stock, issuable to Genzyme upon exercise of outstanding warrants, are also entitled to registration rights, which could expedite the resale of such shares into the public market.

In our August 2003 private placement we issued warrants to purchase an aggregate 961,009 shares of our common stock at an exercise price of $3.30 per share. We have registered for resale the shares of common stock issuable under the warrants that were issued in the private placement transaction. To date, none of these warrants have been exercised.

In our August 2005 private placement we issued warrants to purchase an aggregate 1,828,573 shares of our common stock at an exercise price of $2.68 per share (the “August 2005 Warrants”). These warrants may not be exercised prior to February 10, 2006. The exercise price of these warrants is subject to adjustment upon the issuance of any shares of our common stock or common stock equivalents at an exercise price lower than the then-effective exercise price per share (a “Dilutive Issuance”). Upon a Dilutive Issuance the exercise price of the unexercised portion of these warrants shall be reduced by multiplying the then-effective exercise price by a fraction, the numerator of which is the number of shares of common stock outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the aggregate consideration received or deemed to be received by the company in connection with the Dilutive Issuance would purchase at the exercise price, and the denominator of which is the number of shares of common stock and common stock equivalents issued and outstanding immediately following such Dilutive Issuance. Following the issuance of the shares and warrants being offered hereunder at $1.83 share (assuming issuance on December 1, 2005), the exercise price of the August 2005 Warrants will be reduced to $2.52 per share.

Our capital raising efforts may dilute shareholder interests.

If we raise additional capital by issuing equity securities, the issuance will result in a reduction of the percentage of ownership for our existing shareholders, a result commonly referred to as dilution. The extent of such dilution will vary based upon the amount of capital raised.

Our common stock may have a volatile public trading price and low trading volume.

Historically, the market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our company’s operating performance. Since January 1, 2001, the trading price of our stock has fluctuated from a high of $15.50 to a low of $0.61. It is likely that the market price of our common stock will continue to fluctuate in the future. Factors which may have a significant adverse effect on our common stock’s market price, include:

•	regulatory developments in Europe or the United States;

•	actual or potential results relating to our products or compounds under development;

•	announcements by us or our competitors of technological innovations or new commercial products;

•	an unexpected termination of one of our partnerships;

•	developments concerning our proprietary rights, including patent and litigation matters;

•	general market conditions; and

•	quarterly fluctuations in our cash position, revenues and other financial results.

The average daily trading volume of our common stock for the nine-month period ending October 2, 2005 was approximately 329,000 shares.

Anti-takeover provisions in our charter and by-laws and Massachusetts law may result in management entrenchment and adversely affect our stock price.

Anti-takeover provisions in our charter, our by-laws and Massachusetts statutes could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may delay or prevent a change of control without action by the shareholders, and may resist important changes shareholders seek to make if they are dissatisfied with the conduct of our management. Therefore, these provisions could result in the entrenchment of our management and adversely affect the price of our common stock.

Our charter grants authority to the board of directors to issue series of preferred stock with certain rights and privileges, including voting rights, as it deems appropriate. This authority may enable our board of directors to deter or delay a change in control despite a shift in stock ownership, as a result of an increase in the number of shares needed to gain voting control. This may have the effect of discouraging tender offers and proxy contests, and give management the power to reject certain transactions which might be desired by shareholders. This provision could also be deemed to benefit incumbent management to the extent it deters offers by persons who would wish to make changes in management or exercise control over management.

In addition, our by-laws may have the effect of preventing changes in our management because shareholders are required to give us written notice of any proposal or director nomination within a specified period of time before the annual meeting of shareholders, certain qualifications for a person to be elected to the board of directors must be established, and shareholders are prohibited from calling a special meeting of shareholders, unless the shareholder owns 90% of our outstanding voting stock.

Our shareholder rights plan is another anti-takeover device. It involves a distribution to our shareholders of certain rights to acquire shares of our capital stock in the event of an acquisition of a predetermined number of shares by an investor. The shareholder rights plan is designed to deter coercive takeover tactics and to encourage a party interested in acquiring the corporation to negotiate with the board of directors.

Certain Massachusetts corporate statutes provide anti-takeover protections. Our charter gives effect to a provision of Massachusetts law that places directors of publicly-held Massachusetts corporations into three classes of nearly equal sizes with staggered terms, thereby permitting only one-third of the board of directors to be elected at once. In addition, with certain exceptions, Massachusetts law prohibits a publicly-held Massachusetts corporation from engaging in a business combination transaction with an “interested stockholder” for a period of three years. An “interested stockholder” is a person who owns 5% or more of the outstanding voting stock of the corporation. Finally, our by-laws include a provision excluding us from the applicability of a Massachusetts statute that denies voting rights to any person acquiring 20% or more of the outstanding voting stock of a corporation, unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. Our by-laws may be amended at any time to subject us to this statute prospectively.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those securities. Such forward-looking statements provide information regarding our current expectations, plans, objectives and forecasts of future events. Forward-looking statements include, without limitation:

•	statements about our product development and commercialization goals and expectations;

•	potential market opportunities;

•	our plans for and anticipated results of our clinical development activities;

•	the potential advantage of our product candidates;

•	statements about our future capital requirements, the sufficiency of our capital resources to meet those requirements and the expected composition of our capital resources; and

•	other statements that are not historical facts.

Words such as “may,” “will,” “believe,” “estimate,” “anticipate,” “plan,” “expect” and “intend,” or statements concerning “potential” or “opportunity” and similar expressions or the negative thereof, may identify forward-looking statements, but the absence of these words does not mean that the statement is not forward-looking. Forward-looking statements are based on the judgment of management at the time the statements are made. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Our actual results could differ materially from those stated in or implied by forward-looking statements for a number of reasons, including the risks described in the sections of this prospectus supplement and the accompanying base prospectus entitled “Risk Factors.” Other factors besides those described in this prospectus supplement and the accompanying base prospectus could also affect actual results.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying base prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect new information, events or circumstances or to conform the statement to actual results or changes in our expectations. You should, however, review the factors, risks and other information we provide in the reports we file from time to time with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $15.5 million, after deducting fees due to the placement agents and our estimated offering expenses, as described in “Plan of Distribution.” We intend to use any net proceeds from this offering of common stock for general corporate purposes, including support of GTC’s product development and clinical programs. In addition, from time to time we evaluate potential acquisitions of complementary businesses or technologies. However, we currently have no present understandings, commitments or agreements with respect to any such transactions. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term marketable securities. Within the parameters set by our investment policy, we will retain broad discretion in allocating the net proceeds of this offering.

DILUTION

If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

Our net tangible book value at October 2, 2005 was $20.1 million, or $0.39 per share of common stock. After giving effect to the sale of 9,101,912 shares of common stock in this offering at the fixed price of $1.83 per share, and our receipt of the net proceeds from the sale of those shares (excluding any proceeds received upon exercise of warrants), our adjusted net tangible book value at October 2, 2005 would be $35.6 million, or $0.59 per share. This represents an immediate increase in pro forma net tangible book value of $0.20 per share to existing shareholders and an immediate and substantial dilution of $1.24 per share to new investors. The following table illustrates this per share dilution:

Public offering price per unit		$1.83
Net tangible book value per share at October 2, 2005	$0.39
Increase in net tangible book value per share attributable to offering	$0.20
Pro forma net tangible book value per share as of October 2, 2005, after giving effect to the offering		$0.59
Dilution per share to new investors in the offering		$1.24

These calculations exclude:

•	3,640,762 shares of common stock issuable upon exercise of the warrants, with an exercise price of $2.05 per share, which are being offered by this prospectus supplement;

•	4,414,873 shares of common stock issuable upon exercise of options outstanding as of December 1, 2005 of which approximately 3,068,735 shares are exercisable under our 1993 Equity Incentive Plan and 2002 Equity Incentive Plan at a weighted average exercise price of $5.9329 per share;

•	2,660,057 shares of common stock available for future grant under our stock option plans;

•	344,979 shares of common stock available for sale under our 2003 Employee Stock Purchase Plan;

•	1,354,333 shares of common stock issuable upon the exercise of warrants that are outstanding on December 1, 2005, all of which are exercisable at prices ranging from $2.68 to $8.75 per share; and

•	1,828,573 shares of common stock issuable upon exercise of warrants that are outstanding on December 1, 2005, which may not be exercised prior to February 10, 2006.

DESCRIPTION OF WARRANTS

Each warrant represents the right to purchase up to 0.4 shares of common stock at an initial exercise price equal to $2.05 per share. Each warrant may be exercised on or after June 13, 2006 through and including December 13, 2010.

Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock for cash on or before the expiration date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the third business day after the date on which delivery of such stock certificate is required by the warrant. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In this event, at the request of and in the holder’s discretion, we will either:

•	pay cash to the holder in an amount equal to the buy-in price, meaning the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased less the aggregate exercise price, at which point our obligation to deliver such stock certificate (and to issue such shares of common stock underlying the exercised warrants) terminates; or

•	deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised warrant and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the weighted average price of our common stock on the date of exercise.

In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares underlying the warrants. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. At all times that the warrants are outstanding, we agree to maintain the effectiveness of the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, covering the common stock to be issued upon exercise of the warrant, and will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly issue and deliver a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions. Share certificates issued at times when there is not a then effective registration statement covering the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

Black-out Period. The shares issuable upon exercise of the warrants are covered by this prospectus supplement and the accompanying base prospectus. However, we may suspend the ability of warrant holders to dispose of the shares pursuant to this prospectus supplement and the accompanying base prospectus for a period of time not to exceed 30 days in each instance or an aggregate of 60 days in any calendar year if an event occurs and is continuing that we believe, in our good faith judgment, will make this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the other statements in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference, not misleading, and we have determined, in our good faith judgment, that either disclosure of the event would be to the detriment of the company or the disclosure otherwise relates to a business transaction that has not yet been publicly disclosed.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we are party to any reorganization, recapitalization, reclassification, consolidation or merger in which our common stock is converted into or exchanged for securities, cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in lieu of our common stock, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction.

We will provide notice to holders of the warrants to provide such holders with a practical opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

•	if we declare a dividend or distribution of cash, securities or other property in respect of our common stock;

•	if we authorize, approve, or enter into any agreement contemplating or soliciting approval for a merger, sale or similar transaction pursuant to which common stock is converted or exchanged for cash, securities or property; or

•	if we authorize a voluntary dissolution, liquidation or winding up of our affairs.

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through placement agents. Subject to the terms and conditions contained in the placement agent agreement dated December 7, 2005, SG Cowen & Co., LLC has agreed to act as the representative for the several placement agents for the sale of up to 9,101,912 shares of our common stock and warrants to purchase up to 3,640,762 shares of our common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement or accompanying base prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use their best efforts to arrange for the sale of all 9,101,912 shares of our common stock and warrants to purchase up to 3,640,762 shares of our common stock.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of 9,101,912 shares of our common stock and warrants to purchase up to 3,640,762 shares of our common stock will take place on or about December 13, 2005. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	SG Cowen & Co., LLC will receive the placement agents’ fee, on behalf of the several placement agents, in accordance with the terms of the placement agent agreement.

We will pay the placement agents an aggregate commission equal to 6.5% of the gross proceeds of the sale of shares of common stock and warrants in the offering. In no event will the total amount of compensation paid to the placement agents and other securities brokers and dealers upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering. The estimated offering expenses payable by us, in addition to the placement agents’ fee of $1.1 million, are approximately $100,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock. After deducting certain fees due to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $15.5 million.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agent agreement.

The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

The transfer agent for our common stock is American Stock Transfer & Trust Company.

Our common stock is quoted on the Nasdaq National Market under the symbol “GTCB.”

SG Cowen Securities Corporation received warrants to acquire 54,396 shares of our common stock in connection with acting as placement agent with respect to our private placement of our common stock and common stock purchase warrants on August 1, 2003.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts, will provide us with an opinion on the validity of the shares offered by this prospectus supplement. Nathaniel S. Gardiner, a partner of Edwards Angell Palmer & Dodge LLP, is our corporate clerk. Brown Raysman Millstein Felder & Steiner LLP, New York, New York, is acting as counsel for the placement agents in connection with various legal matters relating to the shares of common stock offered hereby and as escrow agent.

GTC Biotherapeutics, Inc.

$50,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

The aggregate initial offering price of the securities that we offer will not exceed $50,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities together with additional information described under the heading “Where You Can Find More Information” beginning on Page 30 of this prospectus before you decide to invest in any of these securities.

Our common stock is quoted on The NASDAQ National Market under the symbol “GTCB”. On October 20, 2005, the last reported sale price for the common stock was $1.36 per share.

In this prospectus, “GTC,” “we,” “us,” and “our” refer to GTC Biotherapeutics, Inc., excluding, unless the context otherwise requires, its subsidiaries.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Prospectus dated November 14, 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and/or preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part (or will be incorporated by reference from a current report on Form 8-K that we file with the SEC), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

THE COMPANY

We are a leader in the development, production and commercialization of human therapeutic proteins in the milk of animals. Using a process known as transgenics, we insert protein-specific DNA into an animal to enable it to produce that specific protein in its milk. The protein is then purified from the milk to obtain the therapeutic product, which is typically administered by injection.

We currently have five internal programs in active development. In addition to our lead program for recombinant human antithrombin, which will be sold under the brand name ATryn® once regulatory approval is obtained, we have programs for a recombinant human alpha 1 antitrypsin, a recombinant human albumin, known as rhA, a malaria vaccine using one of the malaria parasite’s surface proteins known as MSP-1 as an antigen, and an antibody to CD-137 licensed from the Mayo Clinic. Four of these programs involve proteins that are difficult to express with conventional production methods.

Our external programs use our intellectual property and technology platform to develop transgenic production of a partner’s proprietary protein. External programs generate current revenue through research funding, achievement of milestones and production of product. These programs provide us the opportunity for long-term product revenues as a result of serving as the clinical and commercial manufacturing partner.

Our principal executive offices are located at 175 Crossing Boulevard, Framingham, Massachusetts 01702, and our telephone number is (508) 620-9700.

RISK FACTORS

You should carefully consider the risks described below in evaluating us, our business and any investment in our common stock. Additional risks not presently known to us may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer and the trading price of our common stock could decline, which means you may lose all or part of your investment.

Risks Related to Our Business

We expect to incur future operating losses and may never become profitable.

We have had operating losses since our inception, and we expect losses to continue for the next several years. From our inception in 1993 to July 3, 2005, we have incurred cumulative losses of approximately $194.8 million. These losses have resulted principally from the costs of our research and development activities and losses from our discontinued operations. Our net losses for fiscal years ended 2002, 2003, and 2004 and for the six months ended July 3, 2005, have been $24.3 million, $29.5 million, $29.5 million, and $15.2 million, respectively. We expect to continue incurring significant operating losses for at least the next several years. We may never receive material revenues from product sales or become profitable.

We depend on collaboration agreements for our current revenue.

Our revenues and business strategy depend largely on our entering into additional development and marketing agreements with third parties, including development programs for our own therapeutic compounds. We may not be able to establish these agreements on commercially acceptable terms, if at all, depending on the market position of our technology and our compounds. The willingness of potential collaborators to enter into agreements with us depends on factors such as the perceived technological or economic advantages of transgenic production and our ability to structure a mutually acceptable collaboration arrangement. In the case of our own programs for development of proteins proprietary to us, known as internal programs, the attractiveness of the program’s commercial potential or other advantages the program offers the partner will also affect our ability to obtain collaborators. Even if we enter into development agreements, the collaborations may ultimately be unsuccessful, our partners could terminate the agreements or the agreements could expire before meaningful developmental milestones are reached. The failure of any significant number of these collaborations could have a material adverse effect on our business.

The majority of our collaborations have been external programs that involve proteins proprietary to our partners. Much of the continuing revenue, if any, that we may receive under these collaborations will depend upon our partners’ willingness and ability to successfully develop and commercially introduce, market and sell the version of the collaborator’s product derived from our transgenic production systems. Our partners may choose competitive production technologies or competitive products outside of their collaborations with us, which could have a material adverse effect on our business.

To date, the scope of our external collaboration programs have generally been limited to transgenically producing quantities of targeted proteins. These initial development projects may not successfully produce the desired protein quantities or lead to collaboration agreements to commercially produce any proteins. The success of any collaboration ultimately will be dependent upon our collaborator deciding to seek regulatory approval and to market our transgenically produced version of their product or to invest in a transgenically produced product that we have developed. Depending upon the terms of any future collaborations, our role in the collaboration will often be limited to the production aspects of the proteins. As a result, we may also be dependent on collaborators for other aspects of the development of any transgenically produced product, including preclinical and clinical testing and regulatory approval, and marketing and distribution.

We face uncertainty in raising additional funds for our operations.

In order to develop and bring our transgenically produced products to market, we and our collaboration partners must commit substantial resources to costly and time-consuming research, preclinical testing and clinical trials. As of July 3, 2005, we had $6.7 million in cash and cash equivalents and $12.8 million in marketable securities, which were offset in part by our $15.6 million in current liabilities. On August 10, 2005, we sold 4.57 million shares of common stock to obtain approximately $7.4 million of net proceeds in a private placement that also included warrants to purchase approximately 1.8 million additional shares of common stock at an exercise price of $2.68 per share. These warrants may not be exercised prior to February 10, 2006. We expect our current cash resources and partnering revenue opportunities to be sufficient to fund operations into the second half of 2006. Our projected revenue and cash use depends upon attracting additional partnering revenues from existing and additional collaborations for both internal and external programs. If we do not substantially achieve our revenue projections, we could be forced to delay, scale back or eliminate one or more of our research and development programs.

Our cash requirements may vary materially from those now planned, depending upon the results of research and development, competitive and technological advances, the terms of future collaborations, regulatory requirements and other factors. If our business does not become profitable before we exhaust existing resources, we will need to obtain additional financing, through public or private sources, including debt or equity financing, or through collaborative or other arrangements with corporate partners. Depending on the state of the capital markets, interest rates, our financial profile and other factors at that time, we may not be able to obtain adequate funds on acceptable terms when needed. If we raise capital through the sale of equity, or securities convertible into equity, existing shareholders’ proportionate ownership in us will be reduced. If we cannot obtain financing, we could be forced to delay, scale back or eliminate some of our research and development programs.

Transgenic technology is in a relatively early stage.

Developing products based on transgenic technology is subject to significant technological risks. Most of our transgenically produced products are in the early development stage. Each DNA construct is unique and it is possible that it might not be expressed in the transgenic animal’s milk at a level that is commercially viable. Purifying the recombinant protein out of the milk to use as a biotherapeutic may be too difficult to be commercially feasible. In addition, production of the recombinant protein may have negative effects on the health of either the mammary gland or more systematically on the animal as a whole. This would compromise the ability of the animal to produce the recombinant protein. Directing the mammary gland to produce additional proteins in the milk could negatively affect lactation, thereby shutting down milk production. The mammary gland may also modify a protein in such a manner that it is non-functional or harmful to human subjects. It is also possible that there may be disease agents present in goats or cows that would prevent the use of products derived from these animals. If an as yet unknown disease was identified that could not be effectively mitigated, government agencies may confiscate or destroy the animals, or prevent the utilization of their milk. Any of these governmental actions would prevent the use of the recombinant proteins.

To our knowledge, no other entity has completed human clinical trials necessary to receive marketing authorization in the United States or Europe for any protein produced in the milk of transgenic animals. Until European regulatory authorities approve our application for marketing authorization of ATryn® in Europe, we will not have confirmation that our ATryn® trials are sufficient for approval in Europe. If we are unable to complete all clinical trials that may be required, or if a transgenically produced protein is not proved to be safe or effective to the satisfaction of regulatory authorities, it would have a material adverse effect on our business and operations. In addition, it is possible that research and discoveries by others could render our transgenic technology obsolete or noncompetitive as a method of production for protein-based therapeutic products.

If clinical trials of any of our transgenically produced products are unsuccessful or delayed, we would be unable to meet our anticipated development timeline, which could cause our stock price to decline.

We and our collaborators must demonstrate through preclinical and clinical trials that our transgenically produced products are safe and effective for use in humans. Clinical trials are expensive and may take several years. Several factors could prevent or delay completion of these trials, including an inability to enroll the required number of patients or demonstrate adequately the safety or efficacy of the product for humans. If safety concerns develop, regulatory authorities could stop or delay our trials. Furthermore, the results from early clinical trials are often not predictive of results in later clinical trials.

We cannot market and sell our transgenically produced products in the United States or in other countries if we fail to obtain the necessary regulatory approvals.

Before we can sell any transgenically produced drug or biological products that we or our collaborators develop, we must receive regulatory approvals from federal, state and local governmental authorities, including the United States Food and Drug Administration, or FDA, and similar agencies in other countries, such as the European Medicines Agency, or EMEA, in Europe. To date, none of our transgenically produced products have been approved for sale in the United States or any foreign country. Moreover, to our knowledge, no therapeutic protein produced in the milk of a transgenic animal has been submitted to the FDA or, except for our submission of ATryn® to the EMEA in January 2004, to any other regulatory agency for final regulatory approval. Obtaining required regulatory approvals for our transgenically produced products may take several years to complete and is expensive and uncertain. It is possible that the FDA or any other regulatory authority may not act quickly or favorably on our requests for approval or will require us to provide additional data that we do not currently anticipate. For example, the FDA may impose restrictions and demands on our clinical trials that require additional resources and result in longer delays than we anticipate. In addition, the FDA may require us to conduct further clinical trials and post-marketing testing and surveillance to monitor the effects of approved products. The FDA or other regulatory authorities may also place conditions on approval that could restrict the commercial applications of such products.

Failure to comply with extensive FDA or similar regulations may result in delay, suspension or cancellation of a trial or a regulatory authority’s refusal to accept test results. Regulatory authorities may have varying interpretations of our pre-clinical and clinical trial data, which could delay, limit or prevent regulatory approval or clearance. Because transgenically produced products represent novel therapeutic products, the process for regulatory approval is unproven. There may be additional delays in regulatory approval due to issues arising from the breeding of transgenic animals and the use of proteins derived from them. Any delays or difficulties in obtaining regulatory approval or clearance for transgenically produced products may:

•	adversely affect the marketing of any transgenically produced products we or our collaborators develop;

•	impose significant additional costs on us or our collaborators;

•	diminish any competitive advantages that we or our collaborators may attain; and

•	limit our ability to receive royalties and generate revenue and profits.

If we do not receive regulatory approvals for our transgenically produced products in a timely manner, we will not be able to commercialize our products, or their commercialization may be limited or delayed and, therefore, our business and stock price will suffer.

Even if we receive regulatory approval for our transgenically produced products, the FDA or similar agencies in other countries may impose limitations on the indicated uses for which our products may be marketed. These limitations could reduce the size of the potential market for a product. Failure to comply with applicable FDA and other regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew our marketing applications and criminal prosecution.

We filed an investigational new drug application, or IND, with the FDA in 2003 for clinical development of ATryn® in the hereditary deficiency indication. In April 2005, we received authorization from the FDA to begin a further clinical trial of ATryn® under an amended version of our IND. If we are able to conduct this study successfully and on schedule, we currently anticipate filing a Biologics License Application for ATryn® for the HD indication in the United States no earlier than 2006. Delays in completing our current ATryn® trial or in obtaining FDA approval of ATryn® could cause substantial delays in the commercialization of ATryn® in the United States and adversely affect our business and stock price.

Any transgenically produced products for which we obtain regulatory approval will be subject to continuing review and extensive regulatory requirements, which could affect their manufacture and marketing.

If and when the FDA or other foreign agencies approve any of our transgenically produced products under development, the manufacture and marketing of these products will be subject to continuing regulation and product approvals may be withdrawn if problems occur after initial approval. Post-approval regulation includes compliance with current Quality Systems Regulations and Good Manufacturing Practices, known as QSR/GMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. We will also be required to obtain additional approvals for any significant alterations in the product’s labeling or manufacturing process. Enforcement actions resulting from failure to comply with QSR/GMP requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and affect the manufacture and marketing of our transgenically produced products. The FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements and the occurrence of unanticipated problems with products following approval. Any of these withdrawals could adversely affect our operating results.

We have limited manufacturing capability and may rely on third party contract manufacturers to purify and formulate our transgenically produced products.

We have the capability to purify pre-clinical and clinical trial quantities of our transgenically produced products. Our current capacity allows us to purify products for clinical trials, up to and including Phase II. We also rely upon third party manufacturers to purify and formulate significant pre-clinical, clinical and commercial quantities of our transgenically produced products. We will depend on these third party manufacturers to perform their obligations in a timely manner and in accordance with applicable government regulations in order to conduct our clinical trials or commercialize any of our products. In addition, there are very few third party manufacturers that have sufficient production capacity to manufacture all of our products either for our clinical trials or on a commercial scale. Our third party manufacturers may encounter difficulties, including problems involving:

•	inconsistent production yields;

•	poor quality control and assurance or inadequate process controls;

•	lack of compliance with FDA, EMEA and other regulations; and

•	high production costs.

These contract manufacturers may not be able to manufacture our products at a cost or in quantities necessary to make them commercially viable. If we are unable to enter into agreements with additional manufacturers on commercially reasonable terms, or if there is poor performance on the part of our third party manufacturers, we may not be able to complete development of, or market, our transgenically produced products.

We have entered into contracts with Cambrex Bio Science MA, Inc. for large scale purification and with Medimmune (Holland) for fill/finish services of our lead product, ATryn®. Both contracts have a five-year, renewable term, which will expire in 2007 if not renewed. Although we have identified possible alternative suppliers with respect to these services for this product, interruptions in these services and the process of changing to an alternative manufacturer could have a material adverse effect on our timely ability to manufacture bulk delivery of ATryn® for delivery to our collaborators or to market distribution after regulatory approval.

Transgenically produced products may never become commercially successful.

Even if our transgenically produced products are successfully developed and approved by the FDA and foreign regulatory agencies, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•	limited market acceptance among patients, physicians, medical centers and third party payors;

•	our inability to access a sales force capable of marketing the product, either through a third party contract sales force or by establishing our own internal sales force;

•	our inability to supply a sufficient amount of product to meet market demand;

•	the number and relative efficacy of competitive products that may subsequently enter the market; and

•	for a transgenically produced product designed to replace or supplement currently marketed non-transgenically produced products, the relative risk-benefit profile and cost-effectiveness of the transgenically produced product.

In addition, it is possible that we or our collaborative partners will be unsuccessful in developing, marketing or implementing a commercialization strategy for any transgenically produced products.

Our business may fail due to intense competition in our industry.

The industry in which we operate is highly competitive and may become even more so. Some of our competitors have greater financial and human resources and more experience in research and development than we have. We will need to continue to devote substantial efforts and expense in research and development to maintain a competitive position for our transgenic production technology and potential product offerings. It is also possible that others will develop alternative technologies or products that will render our proposed products or technologies obsolete. We may encounter significant competition for our protein development and production contracts from other companies. In addition, our potential transgenic production capabilities may face significant competition from biological products manufactured in cell culture or by other traditional protein production methods. Our business will also compete against other companies whose business is dedicated to offering transgenic production and with prospective customers or collaborators who decide to pursue such transgenic production internally. Competitors that complete clinical trials, obtain regulatory approvals and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

Pharming Group N.V. and BioProtein Technologies are other companies known to us that are extensively engaged in the application of transgenic technology in mammals for the production of proteins for therapeutic use in humans. Pharming, based in the Netherlands, is primarily engaged in the development of recombinant proteins in the milk of transgenic cows and rabbits. Pharming reports that it has one product in clinical development that is in Phase III studies in the United States. BioProtein Technologies is a contract manufacturing organization specializing in the production of human therapeutic proteins and vaccines in the milk of transgenic rabbits also under a technology license agreement. There are also other companies seeking to develop transgenic technology in animals and in plants, which may be competitive with our technology with respect to our patents and proprietary rights as discussed further below.

For ATryn®, a number of companies internationally produce and market antithrombin from the fractionation of human plasma. CSL has approximately a 40% share of this market worldwide, but is not approved in the U.S. Talecris Biotherapeutics, which purchased Bayer’s plasma business, is the only company that has commercially available fractionated antithrombin material that is approved for sale in the U.S., which sales represent only about 1% of the worldwide market.

There are a number of companies worldwide that produce and market human serum albumin from the fractionation of human plasma, including Talecris, CSL and Baxter. We are aware of two companies internationally that are developing recombinant forms of human serum albumin derived from yeast cultures. One company, Aventis, is developing its recombinant albumin product for the excipient market. The other lead company is Yoshitomi (formerly Green Cross Corporation) which has been active in developing human albumin through genetic manipulation of Pichia pastorisis (better known as yeast) on a commercial scale for use in Japan and other parts of Asia.

We may face public concerns about genetic engineering in animals.

Our activities involve genetic engineering in animals. The success of our potential commercial products will depend in part on public acceptance of the use of genetic engineering. Public attitudes may be influenced by claims that these types of activities are unsafe and our products may not gain the acceptance of the public or the medical community. Negative public reaction to genetic engineering activities in general could result in greater restrictive legislation and regulations involving nuclear transfer and other methodologies which could impede our ability to conduct our business efficiently, delay preclinical studies or future clinical trials, or prevent us or our partners from obtaining regulatory approvals or commercializing transgenically produced products.

We depend on patents and proprietary rights that may fail to protect our business.

Our success will partly depend on our ability to obtain and maintain patent or other proprietary protection for our technologies, products and processes such as:

•	compositions of matter or processes;

•	processes developed by our employees; or

•	uses of compositions of matter discovered through our technology.

We may not be able to obtain the necessary proprietary protection. Our success will also depend on our ability to operate without infringing the proprietary rights of other parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology company is highly uncertain and involves complex legal and factual questions.

We hold 18 issued or allowed U.S. patents and 111 corresponding foreign patents. Our patents generally expire between 2013 and 2019, with the most significant patent expiring in 2015. Of our patents expiring in 2015, two relate to ATryn®, our lead program. One in-licensed European patent, pertaining to transgenic animals secreting proteins in milk, expires in 2006. In accordance with ongoing research and development efforts, we have 51 pending U.S. patent applications and 159 corresponding foreign applications covering relevant and newly developed portions of our transgenic technology. Several of these pending applications are included in various cross-licensing or out-licensing arrangements with other companies that in turn provide access to their proprietary technologies. Specifically we have cross-licensed our proprietary technology for the production of proteins in milk to Pharming B.V. Recently issued U.S. patents provide claim coverage for protein purification from the milk of transgenic animals, the production of monoclonal and assembled antibodies at commercial levels in the milk of transgenic mammals, the production of recombinant antithrombin in the milk of transgenic goats and the production of Prolactin in the milk of transgenic animals. We cannot be certain that we will receive issued patents based on pending or future applications. Our issued patents may not contain claims sufficiently broad to protect us against competitors with similar technology. Additionally, our patents, our partners’ patents and patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

We may have to initiate arbitration or litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace. Advanced Cell Technologies, Inc., or ACT, has announced that the Board of Patent Appeals and Interferences of the U.S. Patent Office has entered a judgment in an interference proceeding in favor of Geron Corporation against ACT on all counts as to the priority of ACT’s U.S. Patent No. 5,945,577, which we license from ACT. ACT has appealed that decision in a proceeding in U.S. District Court, during which proceeding we believe that we may continue to rely on the validity of the disputed patent. While we have also licensed nuclear transfer technology from Pharming, we do not know at this time what impact, if any, this proceeding involving ACT may ultimately have on our ability to practice nuclear transfer for the production of animals expressing therapeutic proteins in their milk. Our principal product, ATryn®, does not utilize this technology.

We rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including having our employees, consultants and some contractors execute confidentiality agreements. These agreements could be breached. If so, it is possible that our remedies for a given breach might be inadequate. It is also possible that competitors emerge who could independently develop or discover our trade secrets or that the trade secrets could otherwise become known.

Recovery from any catastrophic event may not be adequate.

While we have measures in place to minimize and recover from catastrophic events that may substantially destroy our animal herd(s), these measures may not be adequate to recover our production processes quickly enough to support critical timelines, collaborator needs or market demands. These catastrophic events may include animal diseases that breach our biosecurity measures or weather events such as tornadoes, earthquakes or fires. In addition, these catastrophic events may render some or all of the products at the affected facilities unusable.

Successful commercialization of our products will depend on obtaining coverage and reimbursement for use of the products from third-party payors.

Sales of pharmaceutical products depend largely on the reimbursement of patients’ medical expenses by government health care programs and private health insurers. It is possible that third party payors will not reimburse sales of our transgenically produced products. Reimbursement by third party payors depends on a number of factors, including the payor’s determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. Reimbursement in the United States or foreign countries may not be available or maintained for any of our products. If we do not obtain approvals for adequate third party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our or our partners’ investment in product development. Any limits on reimbursement available from third party payors may reduce the demand for, or negatively affect the price of, our or our partners’ products. Without the financial support of the government or third party insurers, the market for transgenically produced products will be limited.

The U.S. federal government and private insurers are continually working on ways to contain health care costs, particularly by limiting both coverage and the level of reimbursement for new therapeutic products. The government or private insurers may institute future price controls and other cost-containment measures on Medicare, Medicaid and other health care insurance spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we or our partners succeed in bringing transgenically produced products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

Our ability to negotiate with potential marketing partners may be limited.

If we choose to commercialize ATryn® with a marketing partner outside of Asia, Genzyme Corporation has an exclusive first right of negotiation for commercialization rights. This right is triggered on an indication-by-indication basis at such time as we apply for marketing approval with a regulatory authority. This right does not apply if we have already entered into a collaboration or other agreement with a prospective research, development and marketing partner prior to such regulatory submission. The right also does not apply to the hereditary deficiency indication which has been filed with the EMEA.

The manufacture and sale of our products may expose us to product liability claims for which we could have substantial liability.

We face an inherent risk of product liability exposure related to testing of our transgenically produced products in human clinical trials and will face even greater risks when we commercialize our products. An individual may bring a product liability claim against us if one of our products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use, even if the product involved is granted regulatory authorization for commercial sale. We do not maintain product liability insurance, although we do have product liability insurance in place for the clinical trials conducted to support our MAA filing with the EMEA for our ATryn® program under an insurance policy arrangement with Genzyme Corporation and we have obtained product liability coverage for the clinical trials to be conducted to support a filing for marketing approval of ATryn® with the FDA through our own policies. It is possible that our insurance coverage will not be sufficient to cover any claim. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms or at all;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications; and

•	the diversion of management’s attention from managing our business.

Qualified managerial and scientific personnel are scarce in our industry.

We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations. We have employment agreements with our executive officers, but these agreements do not guarantee that they will remain employed with us in the future. If we lose an executive officer, or a significant number of any of our staff, or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or impaired. We do not carry key man insurance.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal controls over financial reporting. Among other things, we must perform systems and process evaluation and testing. We must also conduct an assessment of our internal controls to allow management to report on, and our independent registered public accounting firm to audit, our assessment of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. These requirements were effective for the first time for our fiscal year ended January 2, 2005. In connection with our Section 404 compliance efforts, we have incurred or expended, and expect to continue to incur or expend, substantial accounting and other expenses and significant management time and resources. Any subsequent assessment by us or our independent registered public accounting firm may reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in subsequent periodic reports filed with the Securities and Exchange Commission, or SEC. Disclosures of this type could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls over financial reporting, these deficiencies may negatively impact our business and operations.

Risks Related to Our Common Stock

Genzyme’s significant ownership interest in us could give it significant influence over matters requiring shareholder approval.

Genzyme is our largest single shareholder, beneficially owning 5,298,243 shares or approximately 10% of our outstanding common stock at October 1, 2005, assuming the exercise of all of its 373,324 currently exercisable common stock purchase warrants with exercise prices ranging from $6.30 to $4.88. As a 10% shareholder, Genzyme’s ownership interest could give it significant influence if it were to oppose matters requiring our shareholders’ approval, including electing directors, adopting or amending provisions of our charter or by-laws and approving or preventing some mergers or similar transactions, such as a sale of substantially all of our assets, or transactions that could give our shareholders the opportunity to realize a premium over the market price of their shares.

We have obligations to issue shares of common stock in the future that will dilute your ownership interest and may adversely affect our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect our common stock’s market price. As of October 1, 2005, there were 51,462,826 shares of our common stock outstanding. As of October 1, 2005, options to purchase an aggregate of 4,439,473 shares of common stock at varying exercise prices were outstanding; of this total, options to purchase 3,072,898 shares were immediately exercisable and these shares could be immediately resold into the public market. As of October 1, 2005, Genzyme held 4,924,919 shares of our common stock which could be sold into the public markets under Rule 144 of the Securities Act. Genzyme is also entitled to registration rights with respect to some of these shares. An additional 373,324 shares of our common stock, issuable to Genzyme upon exercise of outstanding warrants, are also entitled to registration rights, which could expedite the resale of such shares into the public market.

In our August 2003 private placement we issued warrants to purchase an aggregate 961,009 shares of our common stock at an exercise price of $3.30 per share. We have registered for resale the shares of common stock issuable under the warrants that were issued in the private placement transaction. To date, none of these warrants have been exercised.

In our August 2005 private placement we issued warrants to purchase an aggregate 1,828,573 shares of our common stock at an exercise price of $2.68 per share. These warrants may not be exercised prior to February 10, 2006.

Our capital raising efforts may dilute shareholder interests.

If we raise additional capital by issuing equity securities, the issuance will result in a reduction of the percentage of ownership for our existing shareholders, a result commonly referred to as dilution. The extent of such dilution will vary based upon the amount of capital raised.

Our common stock may have a volatile public trading price and low trading volume.

Historically, the market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our company’s operating performance. Since January 1, 2001, the trading price of our stock has fluctuated from a high of $15.50 to a low of $0.61. It is likely that the market price of our common stock will continue to fluctuate in the future. Factors which may have a significant adverse effect on our common stock’s market price, include:

•	regulatory developments in Europe or the United States;

•	actual or potential results relating to our products or compounds under development;

•	announcements by us or our competitors of technological innovations or new commercial products;

•	an unexpected termination of one of our partnerships;

•	developments concerning our proprietary rights, including patent and litigation matters;

•	general market conditions; and

•	quarterly fluctuations in our cash position, revenues and other financial results.

The average daily trading volume of our common stock for the six-month period ending July 3, 2005 was approximately 267,000 shares.

Anti-takeover provisions in our charter and by-laws and Massachusetts law may result in management entrenchment and adversely affect our stock price.

Anti-takeover provisions in our charter, our by-laws and Massachusetts statutes could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may delay or prevent a change of control without action by the shareholders, and may resist important changes shareholders seek to make if they are dissatisfied with the conduct of our management. Therefore, these provisions could result in the entrenchment of our management and adversely affect the price of our common stock.

Our charter grants authority to the board of directors to issue series of preferred stock with certain rights and privileges, including voting rights, as it deems appropriate. This authority may enable our board of directors to deter or delay a change in control despite a shift in stock ownership, as a result of an increase in the number of shares needed to gain voting control. This may have the effect of discouraging tender offers and proxy contests, and give management the power to reject certain transactions which might be desired by shareholders. This provision could also be deemed to benefit incumbent management to the extent it deters offers by persons who would wish to make changes in management or exercise control over management.

In addition, our by-laws may have the effect of preventing changes in our management because shareholders are required to give us written notice of any proposal or director nomination within a specified period of time before the annual meeting of shareholders, certain qualifications for a person to be elected to the board of directors must be established, and shareholders are prohibited from calling a special meeting of shareholders, unless the shareholder owns 90% of our outstanding voting stock.

Our shareholder rights plan is another anti-takeover device. It involves a distribution to our shareholders of certain rights to acquire shares of our capital stock in the event of an acquisition of a predetermined number of shares by an investor. The shareholder rights plan is designed to deter coercive takeover tactics and to encourage a party interested in acquiring the corporation to negotiate with the board of directors.

Certain Massachusetts corporate statutes provide anti-takeover protections. Our charter gives effect to a provision of Massachusetts law that places directors of publicly-held Massachusetts corporations into three classes of nearly equal sizes with staggered terms, thereby permitting only one-third of the board of directors to be elected at once. In addition, with certain exceptions, Massachusetts law prohibits a publicly-held Massachusetts corporation from engaging in a business combination transaction with an “interested stockholder” for a period of three years. An “interested stockholder” is a person who owns 5% or more of the outstanding voting stock of the corporation. Finally, our by-laws include a provision excluding us from the applicability of a Massachusetts statute that denies voting rights to any person acquiring 20% or more of the outstanding voting stock of a corporation, unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. Our by-laws may be amended at any time to subject us to this statute prospectively.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	failure to obtain government regulatory approvals;

•	failure to achieve positive results in clinical trials;

•	our ability to enter into future collaborative arrangements;

•	competitive factors;

•	our ability to raise additional capital;

•	uncertainty regarding our patents and patent rights; and

•	relationships with our consultants, academic collaborators and other third-party service providers.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of this calculation, “earnings” consist of income (loss) before income taxes and fixed charges. “Fixed charges” consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor for those amounts. Dollar amounts shown are in thousands.

	Year Ended					Six Months Ended July 3, 2005
	Dec. 31, 2000	Dec. 30, 2001	Dec. 29, 2002	Dec. 28, 2003	Jan. 2, 2005

Ratio of Earnings to Fixed Charges*	—	—	—	—	—	—

Coverage Deficiency	$(13,891)	$(18,792)	$(24,320)	$(29,537)	$(29,493)	$(15,153)

*	Earnings are inadequate to cover fixed charges or preferred dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by the provisions of our restated articles of organization and bylaws. Our restated articles of organization authorize 105,000,000 shares of capital stock, divided into 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. For the complete terms of our capital stock, please refer to our restated articles of organization and bylaws, which are incorporated by reference into the registration statement which includes this prospectus. As of October 1, 2005, there were 51,462,826 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

GTC has one class of authorized common stock which is entitled to one vote per share. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The common stock holders have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The common stockholders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. We have never declared or paid cash dividends on our common stock, and currently we intend to retain any future earnings for use in developing and operating our businesses. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future.

Preferred Stock

Pursuant to our articles of organization, as amended, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series, of which the following have been designated: 20,000 shares as Series A Convertible Preferred Stock, 12,500 shares as Series B Convertible Preferred, and 75,000 shares as Series C Junior Participating Cumulative Preferred Stock. Our board is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative rights of the remaining 4,892,500 undesignated shares of preferred stock by a resolution or resolutions at any time and from time to time. In establishing the terms of a series of preferred stock, the board of directors is authorized, subject to the limitations prescribed by law, to set, among other things:

•	the number of shares;

•	the dividend rate and preferences;

•	the cumulative or non-cumulative nature of dividends;

•	the redemption provisions;

•	the sinking fund provisions;

•	the conversion rights;

•	the amounts payable and preferences in the event of the voluntary or involuntary liquidation of GTC; and

•	the voting rights, in addition to those required by law.

Such terms could include provisions prohibiting the payment of common stock dividends or purchases by GTC of common stock in the event dividends or sinking fund payments on the preferred stock were in arrears. In the event of liquidation, the holders of preferred stock of each series might be entitled to receive an amount specified for such series by the board of directors before any payment could be made to the holders of common stock.

Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors. The manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock must be clearly and expressly set forth or incorporated in the resolution or resolutions providing for the issuance of such preferred stock.

Shares of preferred stock of any series that have been redeemed or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the board of directors or as part of any other series of shares of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board providing for the issue of any series of shares of preferred stock.

Massachusetts Anti-Takeover Law

We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for three years after the date of the transaction in which the person becomes an interested stockholder, unless:

•	before that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by directors who are also officers and certain employee stock plans) at the time it becomes an interested stockholder; or

•	the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting.

In general, an “interested stockholder” under the statute is a person who owns 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a Schedule 13G under the Exchange Act with respect to that voting stock, or a person who is an affiliate or associate of the corporation and within the previous three years was the owner of 5% or more of the outstanding voting stock of the corporation, or 15% or more in the case of a person eligible to file a Schedule 13G with respect to that voting stock. A “business combination” under the statute generally includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit to the interested stockholder, except proportionately as a stockholder of the corporation. We may at any time amend our articles of organization or by-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of our voting stock. Such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested stockholder on or before the date of the amendment.

We are currently subject to Section 8.06 of Chapter 156D of the Massachusetts General Laws. Section 8.06 requires that any publicly held Massachusetts corporation have a classified, or staggered, board of directors unless the corporation opts out of the statute’s coverage. Section 8.06 requires that the classified board consist of three classes as nearly equal in size as possible and provides that directors may be removed only for cause, as defined in the statute. We have not elected to opt out of this statute’s coverage. We may, however, by the vote of the board of directors or two-thirds of each class of our stock at a meeting opt out of Section 8.06.

Our by-laws exempt us from Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions.” In general, this statute provides that any stockholder who acquires 20% or more of the outstanding voting stock of a corporation subject to this statute may not vote that stock unless the disinterested stockholders of the corporation so authorize. In addition, Chapter 110D permits a corporation to provide in its articles of organization or by-laws that the corporation may redeem, for fair value, all of the shares acquired in a control share acquisition if the interested stockholder does not deliver a control share acquisition statement or if the interested stockholder delivers a control share acquisition statement but the disinterested stockholders of the corporation do not authorize voting rights for those shares. If the disinterested stockholders authorize voting rights and after a control share acquisition the acquiring stockholder beneficially owns shares entitling the acquiring stockholder to vote, or direct the voting of, shares having a majority or more of all voting power in the election of directors, each stockholder who did not vote in favor of authorizing the voting rights may demand payment for its shares and appraisal rights. We may amend our articles of organization or by-laws at any time to subject us to this statute prospectively.

We are currently subject to Section 7.04 of Chapter 156D of the Massachusetts Business Corporation Act, which allows stockholders to approve actions by unanimous written consent or, to the extent allowed by a corporation’s articles of organization, by written consent of the stockholders having not less than the minimum number of votes necessary to take the action at a meeting. We have not taken any steps to opt out of this provision of Section 7.04, but we may amend our articles of organization at any time to subject us to this statute.

Shareholder Rights Plan

On May 31, 2001, our Board of Directors adopted a Shareholder Rights Plan (the “Plan”) as set forth in the Shareholder Rights Agreement, dated May 31, 2001, between GTC and American Stock Transfer and Trust Company, as Rights Agent (the “Rights Agreement”). A series of our preferred stock, designated as Series C Junior Participating Cumulative Preferred Stock, par value $.01 per share, was created in accordance with the Rights Agreement. The Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquirer from gaining control of GTC without offering a fair and adequate price and terms to all of our shareholders. As such, the Plan enhances the Board of Directors’ ability to protect shareholder interests and ensure that shareholders receive fair and equal treatment in the event any proposed takeover of GTC is made in the future. Pursuant to the Rights Agreement, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our Common Stock to shareholders of record as of June 1, 2001. The preferred stock purchase rights are attached to, and will trade with, our Common Stock. The purchase rights are currently exercisable upon the occurrence of certain triggering events described in the Rights Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for GTC’s common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF DEBT SECURITIES

If we issue any debt securities offered by this prospectus and any accompanying prospectus supplement we will issue them under an indenture to be entered into by GTC and a trustee to be identified in the applicable prospectus supplement, as trustee. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the proposed form of indenture as an exhibit to the registration statement in which this prospectus is included. Each indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to $50,000,000 aggregate principal amount of debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $50,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of GTC and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of debt securities, you must refer to both the prospectus supplement for the particular series and to the description of debt securities in this prospectus.

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

(1)	the title;

(2)	the aggregate principal amount;

(3)	the issue price or prices (expressed as a percentage of the aggregate principal amount thereof);

(4)	any limit on the aggregate principal amount;

(5)	the date or dates on which principal is payable;

(6)	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine the rate or rates;

(7)	the date or dates from which the interest, if any, will be payable and any regular record date for the interest payable;

(8)	the place or places where principal and, if applicable, premium and interest, is payable;

(9)	the terms and conditions upon which GTC may, or the holders may require GTC to, redeem or repurchase the debt securities;

(10)	the denominations in which the debt securities may be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(11)	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

(12)	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

(13)	the currency of denomination;

(14)	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

(15)	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to these payments will be determined;

(16)	if amounts of principal and, if applicable, premium and interest may be determined (a) by reference to an index based on a currency or currencies other than the currency of denomination or designation or (b) by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which these amounts will be determined;

(17)	the provisions, if any, relating to any security provided for the debt securities;

(18)	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

(19)	any events of default, if not otherwise described, begin under “Events of Default”;

(20)	the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

(21)	any other terms, which may modify or delete any provision of the indenture insofar as it applies to that series;

(22)	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

(23)	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of GTC.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of the debt securities in accordance to the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount securities or debt securities in bearer form, we will describe United States federal income tax considerations and other special considerations that apply to the debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

If we issue debt securities that may be exchanged for or converted into shares of common stock or preferred stock, we will describe the terms of exchange or conversion in the prospectus supplement relating to those debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

(1)	“book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(2)	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “—Global Debt Securities and Book Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on your certificated debt securities only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

The depository has indicated that it would follow the procedures described below to book-entry debt securities.

Only participants that have accounts with the depository for the related global debt security or persons that hold interests through these participants may own beneficial interests in book-entry debt securities. Upon the issuance of a global debt security, the depository will credit, on its book-entry registration and transfer system, each participants’ account with the principal amount of the book-entry debt securities represented by the global debt security that is beneficially owned by that participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depository for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depository for a global debt security, or its nominee, is the registered owner of the global debt security, the depository or its nominee will be considered the sole owner or holder of the book-entry debt securities represented by the global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have these securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing these securities and will not be considered the owners or holders of these securities under the indenture. Accordingly, each person who beneficially owns book-entry debt securities and desires to exercise their rights as a holder under the indenture, must rely on the procedures of the depository for the related global debt security and, if this person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise such rights.

We understand, however, that under existing industry practice, the depository will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities. GTC and its agents, the trustee, and any of its agents, will treat as the holder of a debt security the persons specified in a written statement of the depository with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

Payments of principal and, if applicable, premium and interest, on book-entry debt securities will be made to the depository or its nominee, as the case may be, as the registered holder of the related global debt security. GTC and its agents, the trustee, and any of its agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depository, upon receipt of any payment of principal, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities held by each participant as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through these participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participants.

If the depository is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor depository. If we do not appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated debt securities in exchange for each global debt security. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities. In that case, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in the name or names that the depository instructs the trustee. We expect that these instructions will be based upon directions received by the depository from participants.

We obtained the information in this section concerning the depository and the depository’s book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of GTC or a highly leveraged transaction. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

(1)	the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

(2)	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

(1)	we fail to pay any principal of, or premium, if any, when it becomes due;

(2)	we fail to pay any interest within 30 days after it becomes due;

(3)	we fail to observe or perform any other covenant in the debt securities or the indenture for 45 days after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series;

(4)	we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $10 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness;

(5)	any final judgment or judgments which can no longer be appealed for the payment of more than $10 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(6)	certain events occur involving bankruptcy, insolvency or reorganization of GTC or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal or premium, if any, or interest on the debt securities of that series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities.

If this happens, the entire principal amount of all the outstanding debt securities of that series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after an acceleration, but before a judgment or decree based on the acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul the acceleration if (1) all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived, (2) all overdue interest and overdue principal has been paid and (3) the rescission would not conflict with any judgment or decree.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series shall have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

(1)	the holder gives to the trustee written notice of a continuing event of default;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request and offer reasonable indemnity to the trustee to institute proceeding as a trustee;

(3)	the trustee fails to institute proceeding within 60 days of the request; and

(4)	the holders of a majority in aggregate principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with their request during the 60-day period.

However, these limitations do not apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

(1)	to provide that the surviving entity following a change of control of GTC permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

(2)	to provide for uncertificated debt securities in addition to certificated debt securities;

(3)	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

(4)	to cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any holder;

(5)	to issue and establish the form and terms and conditions; and

(6)	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding debt securities, amend or supplement the indenture or the debt securities, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities; but without the consent of each holder affected by the action, we may not modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

(1)	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or the debt security;

(2)	reduce the rate of or change the time for payment of interest;

(3)	reduce the principal of or premium on or change the stated maturity;

(4)	make any debt security payable in money other than that stated in the debt security;

(5)	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no redemption of this type may be made;

(6)	waive a default on the payment of the principal of, interest on, or redemption payment; and

(7)	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder by affected that action.

Defeasance and Discharge of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

(1)	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(a) to register the transfer or exchange of the debt securities;

(b) to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(c) to compensate and indemnify the trustee; or

(d) to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

(2)	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable prospectus supplement (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for this purpose:

(1)	money;

(2)	U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

(3)	a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money.

Which in each case specified in clauses (1) through (3) above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

(1)	in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

(2)	in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that, and the opinion shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes solely as a result of the legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if a defeasance had not occurred;

(3)	in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if a covenant defeasance had not occurred; and

(4)	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of that series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued the currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of GTC, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee, acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). Any of these warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

(1)	the title;

(2)	the aggregate number offered;

(3)	their issue price or prices;

(4)	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

(5)	the designation and terms of any related debt securities and the number of debt warrants issued with each security;

(6)	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(7)	the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

(8)	the commencement and expiration dates of the right to exercise;

(9)	the maximum or minimum number which may be exercised at any time;

(10)	a discussion of the material United States federal income tax considerations applicable to exercise; and

(11)	any other terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

(1)	the title;

(2)	the securities issuable upon exercise;

(3)	the issue price or prices;

(4)	the number of warrants issued with each share of preferred stock or common stock;

(5)	any provisions for adjustment of (a) the number or amount of shares of preferred stock or common stock receivable upon exercise of the warrants or (b) the exercise price;

(6)	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

(7)	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

(8)	any other terms, including terms, procedures and limitations relating to exchange and exercise;

(9)	the commencement and expiration dates of the right to exercise; and

(10)	the maximum or minimum number that may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

GTC, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids only in compliance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Each series of securities offered under this prospectus will be a new issue with no established trading market, other than the common stock, which is listed on the Nasdaq National Market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Palmer & Dodge LLP, Boston, Massachusetts, our counsel. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our Clerk.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of GTC Biotherapeutics, Inc. for the year ended January 2, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our internet website is www.gtc-bio.com and through the Investor Information portion of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information contained in our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ National Market. Reports and other information concerning us can be inspected at the offices of The NASDAQ National Market.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus. The reports and other documents we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. We incorporate by reference the documents listed below and any documents we file subsequently with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the prospectus and prior to the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

(a)	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2005, filed with the Securities and Exchange Commission on March 15, 2005;

(b)	Our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 22, 2005;

(c)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2005, July 3, 2005 and October 2, 2005, filed with the Securities and Exchange Commission on May 12, 2005, August 11, 2005 and November 7, 2005;

(d)	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 25, 2005, February 18, 2005, March 2, 2005, August 8, 2005 and November 4, 2005;

(e)	The description of our common stock in our registration statement on Form 8-A, filed on May 19, 1993, including any amendment or reports filed for the purpose of updating this description; and

(f)	The description of our Series C junior participating cumulative preferred stock purchase rights in our registration statement on Form 8-A, filed on June 1, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

John B. Green

Senior Vice President, Chief Financial Officer and Treasurer

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, Massachusetts 01702

(508) 620-9700

9,101,912 Shares

and Warrants to Purchase 3,640,762 Shares

Common Stock

PROSPECTUS SUPPLEMENT

SG Cowen & Co.

Rodman & Renshaw

December 7, 2005